Exhibit 4.1

SERIES D

AND

WARRANT PURCHASE AGREEMENT

among

Geokinetics Inc.,

and

the Purchasers listed on Schedule 2.2 hereto

Dated as of December 14, 2010

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6.2	Indemnification	13
6.3	Survival	13
6.4	Tax Treatment of Indemnification Payments	13

SECTION 7	MISCELLANEOUS	13

7.1	Notices	13
7.2	Benefit of Agreement and Assignments	14
7.3	No Waiver; Remedies Cumulative	14
7.4	Amendments, Waivers and Consents	15
7.5	Counterparts	15
7.6	Headings	15
7.7	Survival of Covenants and Indemnities	15
7.8	Governing Law; Submission to Jurisdiction; Venue	15
7.9	Severability	16
7.10	Entirety	16
7.11	Survival of Representations and Warranties	16
7.12	Construction	16
7.13	Incorporation	16
7.14	Non-Recourse	17
7.15	Further Assurances	17

EXHIBITS:

Exhibit A	-	Form of Certificate of Designation
Exhibit B	-	Form of 2010 Warrants
Exhibit C	-	Registration Rights Amendment
Exhibit D		Form of Opinion

SCHEDULES:

Schedule 2.2	-	Information relating to the Purchasers
Schedule 3.2	-	Primary and fully diluted ownership of Capital Stock
Schedule 3.3	-	Company and Subsidiaries

ii

SERIES D AND WARRANT PURCHASE AGREEMENT

This SERIES D AND WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of December 14, 2010, among Geokinetics Inc., a Delaware corporation (the “Company”), and the Persons listed on Schedule 2.2 (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to increase its capital for the purpose of providing funds for necessary working capital and other general corporate purposes;

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to amend its Certificate of Incorporation, dated January 31, 1980, as amended (the “Charter”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), by filing a Certificate of Designation (the “Certificate of Designation”), on the date hereof and in the form attached hereto as Exhibit A, with the office of the Secretary of State of the State of Delaware, to create a new series of junior preferred stock of the Company designated as Series D Junior Preferred Stock, par value $10.00 per share, having a liquidation preference of $250 per share (the “Series D Preferred Stock”); and

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Company desires to issue and sell (i) 120,000 shares of Series D Preferred Stock and (ii) warrants, in the form attached hereto as Exhibit B (the “2010 Warrants”), to purchase up to an aggregate of 3,495,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to Purchasers, and Purchasers desire to purchase and acquire the Series D Preferred Stock and the 2010 Warrants from the Company.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1           Definitions.  As used herein, defined terms used herein shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Applicable Law” means all laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including environmental laws and those pertaining to health or safety) applicable to the Company or any of its Subsidiaries or any of their property or operations.

“Avista Entities” means Avista Capital Partners, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore), L.P., a Bermuda limited partnership, each of which entities is a Purchaser.

“Audit Date” is defined in Section 3.6(a).

“Capital Stock” means (i) in the case of a corporation, corporate or capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate or capital stock, (iii) in the case of a limited liability company, membership units (whether common or preferred), (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other equivalent ownership interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificate of Designation” is defined in the recitals.

“Charter” is defined in the recitals.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Closing Payment” shall mean 2% of the Purchase Price.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Common Stock” is defined in the recitals.

“DGCL” is defined in the recitals.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (including public policies) or except as rights to indemnification or contribution may be limited by Federal, state, provincial or territorial securities laws.

“Exchange Act” is defined in Section 3.6(b).

“Financial Statements” is defined in Section 3.6(a).

“Financing Documents” means collectively, this Agreement, the Certificate of Designation, the 2010 Warrants, the Registration Rights Agreement, the Registration Rights Amendment and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

“Governmental Authority” means any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Indemnitees” is defined in Section 6.2.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Levant” means Levant America S.A.

“Material” means material in relation to the business, condition (financial or otherwise), properties or results of operation of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, liabilities, operations, prospects or condition (financial or otherwise) or operating results of the Company and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of any party to perform any of its obligations under any Financing Document to which it is or will be a party or (c) a material impairment of any rights of or benefits available to the Purchasers under any Financing Document.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to- day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchasers; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being diligently contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any contract or law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (v) liens and security interests created or permitted by the senior indebtedness of the Company or the Subsidiaries in existence as of the Closing Date and disclosed in its SEC Documents.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, joint ventures, any unincorporated organization, any other business entity, or a government entity.

“Purchase Price” is defined in Section 2.2.

“Purchasers” is defined in the preamble to this Agreement.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement, dated February 12, 2010, among the Company and certain of the equity holders of the Company, as amended, supplemented, restated or otherwise modified from time to time.

“Registration Rights Amendment” means the First Amendment to the Registration Rights Agreement among the Company and certain of the equity holders of the Company, in the form attached hereto as Exhibit C.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“SEC” is defined in Section 4.6(b).

“SEC Documents” is defined in Section 4.6(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Stock” means the outstanding shares of Series B Preferred Stock previously issued by the Company.

“Series C Preferred Stock” means the outstanding shares of Series C Preferred Stock previously issued by the Company.

“Series D Preferred Stock” is defined in the recitals.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“2008 Warrants” means those certain Warrants to purchase Common Stock issued to the Avista Entities on July 28, 2008.

“2010 Warrants” is defined in the recitals.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the 2010 Warrants.

1.2           Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3           Terms Generally.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the word “including” shall mean “including without limitation.”

1.4           Accounting Terms.  Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2

AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

2.1           Authorization of Issue.  On or prior to the execution and delivery of this Agreement: (i) the Company has authorized the issue and sale of the Series D Preferred Stock and the 2010 Warrants; and (ii) adopted and filed the Certificate of Designation with the Secretary of State of Delaware.

2.2           Sale and Purchase of the Preferred Stock and Warrants.  Subject to the terms and conditions of this Agreement, the Company is issuing and selling to each of the Purchasers, and each of the Purchasers is purchasing from the Company, at the Closing provided for in Section 2.3, the Series D Preferred Stock and 2010 Warrants, for an aggregate purchase price equal to $30,000,000 (the “Purchase Price”), in such proportions as set forth on Schedule 2.2.  The Purchase Price is being paid by the Purchasers by wire transfer of immediately available funds to an account designated by the Company.  At the Closing the Company is paying each Purchaser, or one or more Persons designated to the Company by such Purchaser, such Purchaser’s proportionate share of the Closing Payment as set forth on Schedule 2.2, via wire transfer of immediately available funds pursuant to the instructions set forth on Schedule 2.2. In the case of the Avista Entities, the Closing Payment is being made to Avista Capital Holdings, L.P., a Delaware limited partnership.

2.3           Closing.  The sale and purchase of the Preferred Stock is taking place at the offices of Haynes and Boone, LLP, 1 Houston Center, 1221 McKinney, Houston, Texas 77010, at 10:00 a.m. local time, at a closing (the “Closing”) on December 14, 2010.  The date upon which the Closing occurs shall be referred to herein as the “Closing Date”.

2.4           Stock Certificates.  At the Closing, the Company is delivering to the Purchasers duly endorsed certificates representing the Series D Preferred Stock with such number of shares of preferred stock allocated to each Purchaser as set forth on Schedule 2.2.

2.5           2010 Warrant Certificates.  At the Closing, the Company is delivering to the Purchasers duly endorsed 2010 Warrants to purchase the number of Warrant Shares allocated to each Purchaser as set forth on Schedule 2.2.

2.6           Registration Rights Amendment.  At the Closing, the Company and the other parties to the Registration Rights Agreement are executing and delivering the Registration Rights Amendment.

2.7           Payment of Expenses.  At the Closing, each Purchaser and counsel for each of the Purchasers is receiving from the Company all fees required to be paid, and, in accordance with Section 7, all reasonable costs and expenses for which invoices have been presented (unless any of the Purchasers do not present invoices for such fees prior to the Closing, in which case such fees shall be paid by the Company promptly after receipt of such invoices).

2.8           Legal Opinion.  At the Closing, Haynes and Boone, LLP is delivering to the Purchasers an opinion, dated as of the Closing Date, in the form of Exhibit D.

2.9           Waiver and Consent.  Each of the Avista Entities and Levant hereby waives any and all preemptive rights it has under Section 1(h) of the Certificate of Designation for the Series B Preferred Stock with respect to the issuance of the Warrant Shares upon the exercise of the 2010 Warrants.

2.10         FIRPTA Certificate.  At the Closing, the Company is delivering to the Purchasers an executed statement described in Treasury Regulation §1.897-2(h) to the effect that the shares in the Company do not constitute United States real property interests within the meaning of Section 897(c)(1) of the Code.

SECTION 3

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each of the Purchasers that:

3.1           Due Organization, Power and Authority.  The Company and each domestic Subsidiary of the Company (a) is a corporation or a limited partnership duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) is duly qualified as a foreign corporation or extra provincial partnership or a foreign partnership, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, (c) has full corporate or partnership, as the case may be, power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted, and (d) has full corporate or partnership, as the case may be, power and authority to enter into and perform its obligations under each of the Financing Documents to which it is a party.

3.2           Capitalization.  After giving effect to the sale of the Series D Preferred Stock and the 2010 Warrants to the Purchasers, at the Closing, (i) the authorized number of shares of Capital Stock of the Company will consist only of 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of which 17,822,570 shares have been issued and are outstanding, (ii) 2,500,000 preferred shares, of which only (x) 311,940 shares of Series B Preferred Stock, (y) 133,982 shares of Series C Preferred Stock, and (z) the Series D Preferred Stock sold to the Purchasers pursuant to this Agreement will have been issued and outstanding as of the Closing Date, and (iii) no shares of any class of the Capital Stock of the Company will be held by the Company in its treasury or by the Company’s Subsidiaries.  Upon consummation of the sale of the Series D Preferred Stock and the 2010 Warrants to the Purchasers, all of the issued and outstanding shares of Capital Stock of the Company shall have been duly authorized and validly issued, fully paid and nonassessable and shall be free of preemptive rights except as set forth in the Certificate of Designation.  Upon consummation of the sale of the Series D Preferred Stock and the 2010 Warrants to the Purchasers, except as set forth on Schedule 3.2 and other than the Series B Preferred Stock, the 2008 Warrants, the 2010 Warrants and employee stock options under the 2002 Stock Awards Plan, the 2007 Stock Awards Plan and the 2010 Stock Awards Plan of the Company, there shall be no securities of the Company or any of its Subsidiaries that will be convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, calls, subscriptions, convertible securities, or other rights, agreements or commitments which will obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries.  Except as set forth in this Section 3.2 and on Schedule 3.2, upon consummation of the sale of the Series D Preferred Stock and the 2010 Warrants to the Purchasers, there shall be no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries shall have any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards.  As of the Closing Date and immediately after the Closing, except as set forth in this Section 3.2 and on Schedule 3.2 and other than the Series D Preferred Stock, none of the Company or any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries.  Except for the Registration Rights Agreement and as set forth on Schedule 3.2, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.2, none of the Company or any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities that entitle the holders thereof to vote with the shareholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

3.3           Subsidiaries.  Schedule 3.3 correctly states (a) the name of each of the Company’s direct and indirect Subsidiaries, and (b) the name of each registered holder of each class of outstanding Capital Stock or other securities of each of the Company’s respective direct and indirect Subsidiaries and the nature and number of such securities held by such holder.  Each issued and outstanding share of Capital Stock of each direct and indirect Subsidiary of the Company (a) has been duly authorized and validly issued and is fully paid and nonassessable and free of preemptive rights and (b) except for any Capital Stock or other equity interests not owned directly or indirectly by the Company as shown on Schedule 3.3 is owned by the Company, directly or through its direct and indirect Subsidiaries, free and clear of any Lien other than the liens established under the Financing Documents and other Permitted Exceptions.

3.4           Due Authorization, Execution and Delivery.

(a)           Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed and delivered by the Purchasers in accordance with its terms, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)           Series D Preferred Stock and the Warrant Shares.  The Series D Preferred Stock has been duly authorized and, when such shares of Series D Preferred Stock are issued as provided herein, such shares will be validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests known to or created by the Company and no personal liability will attach to the ownership thereof.  When the Warrant Shares are issued pursuant to an exercise of the 2010 Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests known to or created by the Company and no personal liability will attach to the ownership thereof.  The Board of Directors of the Company has granted all necessary approvals to the transactions contemplated by this Agreement and the exercise of the 2010 Warrants in order to comply with DGCL Section 203(a)(i) with respect to such transactions.

(c)           Financing Documents.  Each of the Financing Documents has been duly authorized, executed and delivered by the Company and, when duly executed and delivered by the other parties thereto in accordance with their terms (if applicable), will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(d)           The NYSE Amex has approved the issuance and listing of the Warrant Shares to be issued upon the exercise of the 2010 Warrants.

3.5           Non-Contravention; Authorizations and Approvals.  None of (a) the execution and delivery by the Company or any Subsidiary of the Company of any of the Financing Documents to which it is a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Series D Preferred Stock and the 2010 Warrants under the Financing Documents will: (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or any amendment thereto or bylaws (or comparable constituent or governing documents) of the Company or any Subsidiary of the Company; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any lien upon any of the properties of the Company or any Subsidiary of the Company under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any contract (including any contract or agreement related to indebtedness), except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, in the aggregate, could not reasonably be expected to be Material to the Company; (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made, or the failure of which to obtain or make, in the aggregate, could not be reasonably expected to have a Material Adverse Effect; or (iv) violate any Applicable Laws, except for violations which, in the aggregate, could not reasonably be expected to be Material to the Company.  There is no inquiry, injunction, restraining order, action, suit or proceeding instituted or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which, in the reasonable opinion of the Company, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect or which seeks to enjoin or seek substantial damages against the Company or its Subsidiaries or any of the Purchasers as a result of the issuance and sale of the Series D Preferred Stock or the 2010 Warrants.

3.6           Financial Statements; Securities Filings.

(a)           The Company has heretofore furnished to the Purchasers its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (the “Financial Statements”) (i) as of and for the fiscal year ended December 31, 2009 (the “Audit Date”), audited by and accompanied by the report of UHY, LLP, independent public accountants, and (ii) as of and for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. Such Financial Statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its Subsidiaries as of the dates thereof.  Such Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein and, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)           The Company has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (collectively, the “SEC Documents”).  As of its filing date or, if amended, as of the date of the last such amendment, each SEC Document fully complied with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date, or, if amended, as of the date of the last such amendment, each SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the Subsidiaries is or has been required to file any forms, reports or other documents with the SEC, except insofar as required to file any such forms, reports or documents as guarantors of the Company’s indebtedness (or, as with respect to Geokinetics Holdings USA, Inc., issuer of the Company’s indebtedness).  All of the audited consolidated financial statements and unaudited consolidated interim financial statements, as amended, included in the SEC Documents (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Company and its consolidated Subsidiaries, (ii) fully comply with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the Exchange Act with respect to Quarterly Reports on Form 10-Q) and (iv) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year end adjustments) of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein. The reports of the Company’s independent auditors regarding the Company’s consolidated financial statements in the SEC filings have not been withdrawn, supplemented or modified, and none of the Company or any of the Subsidiaries has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.

(c)           The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including the Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and, to the knowledge of the Company, other than as set forth in the SEC Documents, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

3.7           Absence of Undisclosed Liabilities or Events.

(a)           Neither the Company nor any Subsidiary has any indebtedness or liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Audit Date or (iii) that are not material to the Company or any Subsidiary.

(b)           Since the Audit Date, there has been no event, development or circumstance that has caused or could reasonably be expected to cause a Material Adverse Effect.

3.8           Investment Company Act.  Neither the Company nor any of its Subsidiaries is or, immediately after receipt of payment for the Series D Preferred Stock and the 2010 Warrants and the consummation of the other transactions contemplated by this Agreement, will be (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

3.9           Brokerage Fees.  None of the Company or any Subsidiary of the Company has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Financing Documents.

SECTION 4

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

4.1           Purchase for Investment.

(a)           Such Purchaser is acquiring the Series D Preferred Stock and the 2010 Warrants for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

(b)           Such Purchaser understands that the Series D Preferred Stock and the 2010 Warrants have not been and, except as provided in the Registration Rights Agreement with respect to the Warrant Shares, will not be registered under the Securities Act or any state or other securities law, that the Series D Preferred Stock and the 2010 Warrants are being issued by the Company in transactions exempt from the registration requirements of the Securities Act, that it must hold the Series D Preferred Stock indefinitely and not offer or sell the Series D Preferred Stock or the 2010 Warrants except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws.

(c)           Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d)           Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in this Agreement.

(e)           Such Purchaser is an Accredited Investor.

(f)            The source of funds to be used by such Purchaser to pay the purchase price of the Series D Preferred Stock and the 2010 Warrants purchased by such Purchaser hereunder does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of “plan assets” of employee benefit plans or plans as defined in Department of Labor regulation Section 2510.3-101.  As used in this Section 5.1(f), the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA, and the term “plan” shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.

4.2           Access to Information.  Such Purchaser has been furnished with or has had access to the information it has requested from the Company and its Subsidiaries and has had an opportunity to discuss with the management of the Company and its Subsidiaries the business and financial affairs of the Company and its Subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto, and is capable of bearing the economic risks of such investment.

4.3           Corporate Power; Authorization; Enforceability.  The execution, delivery and performance of this Agreement and the other Financing Documents to which such Purchaser is a party are within its corporate or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Purchaser, do not conflict with or result in a breach of or violate any of such Purchaser’s governing documents or any contract to which such Purchaser is a party or by which its assets are bound or any Applicable Laws and constitute legal, valid and binding agreements of such Purchaser enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

4.4           No Actions or Proceedings.  There are no legal or governmental actions, suits or proceedings pending or, to any Purchaser’s knowledge, threatened against or affecting such Purchaser, or any of their respective properties or assets which, if adversely determined, in the aggregate, could reasonably be expected to materially and adversely affect the ability of such Purchaser to consummate any of the transactions contemplated by the Financing Documents.

SECTION 5

COVENANTS

5.1           Allocation of Purchase Price.  On or before December 31, 2010, the Company and the Purchasers will mutually agree on an allocation of the Purchase Price between the Series D Preferred Stock and the 2010 Warrants issued to the Purchasers pursuant to the terms of this Agreement.

5.2           Classification.  From and after Closing, during the period that the Series D Preferred Stock and the Warrants are outstanding, the Company will use best efforts to not be treated as a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code.

SECTION 6

EXPENSES, INDEMNIFICATION AND CONTRIBUTION; TERMINATION

6.1           Expenses.  The Company will, upon Closing, after presentation of a reasonable summary invoice therefore, reimburse the Purchasers for all reasonable expense (including reasonable and documented attorney’s and accountant’s fees and disbursements) incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the other Financing Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Purchaser’s reasonable and documented out-of-pocket expenses in connection with the Purchaser’s examinations and appraisals of the Company’s properties, books and records; (b) the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring

(or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the other Financing Documents; and any fees incurred by the Purchasers in connection with any governmental consents or filings (including any fees incurred in connection with any HSR Act filing).  The Company will pay, and will hold the Purchasers harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions.

6.2           Indemnification.  The Company shall indemnify and hold harmless the Purchasers and each of their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons (collectively, the “Indemnitees”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement.

6.3           Survival.  The obligations of the Company under this Section 6 will survive the payment or transfer of any Series D Preferred Stock or 2010 Warrants, the Closing, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

6.4           Tax Treatment of Indemnification Payments.  Each of the Closing Payment, the payments described in Section 2.7 and any indemnification payment pursuant to this Agreement shall be treated for federal, state, local and foreign Tax purposes as an adjustment to the Purchase Price for the applicable Purchaser.

SECTION 7

MISCELLANEOUS

7.1           Notices.  Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when received if transmitted via telecopy (or other facsimile device) to the number set out below for the applicable party, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (c) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a)           if to the Avista Entities or their nominee, to them or their nominee to Avista Capital Holdings, L.P., 65 East 65th Street, 18th Floor, New York, NY 10022, Attention:  General Counsel, Facsimile 212-593-6901, with a copy to Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002, Attention: Steven D. Rubin, Esq., or at such other address as the Avista Entities or its nominee shall have specified to the Company in writing;

(b)           if to Petroleum Geo-Services ASA, to Petroleum Geo-Services ASA, Strandveien 4, P.O. Box 89, N-1325 Lysaker, Norway, Attention:  General Counsel, Facsimile:  +47 67 53 68 83, with a copy to Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas  77002, Attention:  Joe S. Poff, Facsimile:  713-229-7710;

(c)           if to Steven Webster, to Steven Webster, c/o Avista Capital Holdings, L.P., 1000 Louisiana, 12th Floor, Houston, Texas 77002, Facsimile: 713-328-1097;

(d)           if to Levant, to Levant America S.A., c/o Kenneth H. Hannan, Jr., Colonial Navigation, 750 Lexington Avenue, 20th Floor, New York, New York 10022, Facsimile: 212-319-2828;

(e)           if to William R. Ziegler, c/o Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, Suite 1130, New York, New York 10109, Facsimile: 212-818-9601;

(f)            if to the Christopher M. Harte 1992 Family Exempt Trust to: David Sinak, Trustee, c/o Gibson Dunn & Crutcher, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201, Facsimile: 214-571-2900;

(g)           if to the Company, to Geokinetics Inc., 1500 City West Blvd., Suite 800, Houston, Texas 77042, Attention: Richard F. Miles, Facsimile: 713-850-7330, with a copy to Haynes and Boone LLP, 1 Houston Center, 1221 McKinney, Houston, Texas 77010 Attention: George G. Young, III, Esq.

7.2           Benefit of Agreement and Assignments.

(a)           Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto (not including successors or assigns) any benefit or any legal or equitable right, remedy or claim under this Agreement.

(b)           No party hereto may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Purchasers may assign the rights to purchase all or any portion of the Series D Preferred Stock or the 2010 Warrants allocated to such Purchaser pursuant to Schedule 2.2 to any, direct or indirect, wholly owned subsidiary of such Purchaser, subject to the ability of such subsidiary to make the representations and warranties set forth in Section 4, and each such Person shall be entitled to the full benefit of this Agreement as if such Person were a Purchaser hereunder.

7.3           No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between the Company and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Certificate of Designation preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein and in the Certificate of Designation are cumulative and not exclusive of any rights or remedies that the parties would otherwise have.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

7.4           Amendments, Waivers and Consents.  This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the other parties hereto.  No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement not expressly amended or waived or thereby impair any right consequent thereon.  As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

7.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  For the purposes of the Closing, signatures transmitted via telecopy (or other facsimile device) or electronic mail will be accepted as original signatures.

7.6           Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.7           Survival of Covenants and Indemnities.  All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement and the issuance of the Series D Preferred Stock, the 2010 Warrants and the Warrant Shares.

7.8           Governing Law; Submission to Jurisdiction; Venue.

(a)           THIS AGREEMENT AND THE SECURITIES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b)           If any action, proceeding or litigation shall be brought by any Purchaser in order to enforce any right or remedy under this Agreement, the Series D Preferred Stock or the 2010 Warrants, the Company hereby consents and will submit, and will cause its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.  The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.  The Company further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement, the Series D Preferred Stock or the 2010 Warrants in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c)           The Company irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth in Section 7.1, such service to become effective thirty (30) days after such mailing.

(d)           Nothing herein shall affect the right of any Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.  If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e)           THE COMPANY AND EACH PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE SERIES D PREFERRED STOCK OR THE 2010 WARRANTS.

7.9           Severability.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

7.10         Entirety.  This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

7.11         Survival of Representations and Warranties.  All representations and warranties made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Series D Preferred Stock and the issuance of the Warrant Shares in accordance with the Certificate of Designation, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers.

7.12         Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

7.13         Incorporation.  All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

7.14         Non-Recourse.  Except as explicitly provided in this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of the Company or the Purchasers shall in such capacity have any liability for any obligations or liabilities of the Company or any Purchaser, respectively, under this Agreement or for any claim (under tort or contract law) based on, in respective of, or by reason of, the transactions contemplated hereby.

7.15         Further Assurances.  Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, acts, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GEOKINETICS INC.

By:	/s/ Richard F. Miles
Name:	Richard F. Miles
Title:	President

AVISTA CAPITAL PARTNERS, L.P.

By:	AVISTA CAPITAL PARTNERS GP, LLC, its general partner

By:	/s/ Jeff Gunst
Jeff Gunst,
Authorized Signatory

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.

By:	AVISTA CAPITAL PARTNERS GP, LLC, its general partner

By:	/s/ Jeff Gunst
Jeff Gunst,
Authorized Signatory

PETROLEUM GEO-SERVICES ASA

By:	/s/ Gottfred Langseth
Name:	Gottfred Langseth
Title:	Chief Financial Officer

PETROLEUM GEO-SERVICES, INC.

By:	/s/ James E. Brasher
Name:	James E. Brasher
Title:	Vice President

LEVANT AMERICA S.A.

By:	/s/ K.H. Hannan, Jr.
Name:	K.H. Hannan, Jr.
Title:	Attorney-in-fact

/s/ William R. Ziegler
WILLIAM R. ZIEGLER

/s/ Steven Webster
STEVEN WEBSTER

CHRISTOPHER M. HARTE
1992 FAMILY EXEMPT TRUST

By:	/s/ David Sinak
David Sinak, Trustee